UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 15

Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                        COMMISSION FILE NUMBER 000-27096


                                   AIR CANADA
                      -----------------------------------
             (Exact name of registrant as specified in its charter)

  7373 COTE VERTU WEST, P.O. BOX 14000, SAINT-LAURENT, QUEBEC, CANADA H4Y 1H4
  ---------------------------------------------------------------------------
              (Address, including zip code, and telephone number, including area code of registrant's principal executive offices)

                                 COMMON SHARES
                        CLASS A NON-VOTING COMMON SHARES
                    ---------------------------------------
                 (Title of each class of securities covered by
                                   this Form)

                                      NONE
                               ------------------
  (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

         Rule 12g-4(a)(1)(i)    [ ]      Rule 12h-3(b)(1)(i)      [ ]
         Rule 12g-4(a)(1)(ii)   [ ]      Rule 12h-3(b)(1)(ii)     [ ]
         Rule 12g-4(a)(2)(i)    [X]      Rule 12h-3(b)(2)(i)      [X]
         Rule 12g-4(a)(2)(ii)   [ ]      Rule 12h-3(b)(2)(ii)     [ ]
                                         Rule 15d-6               [ ]

Approximate number of holders of record as of the certification or notice date:  1

Pursuant to the requirements of the Securities Exchange Act of 1934, Air Canada has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date: September 30, 2004                         By:  /s/ PAUL LETOURNEAU
                                                      -----------------------
                                                      Paul Letourneau
                                                      Vice-President and
                                                      Corporate Secretary